Consent of Ernst & Young LLP, Independent Registered Public Accounting
                                      Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class Y shares Prospectuses and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C, and Class Y shares Statement of Additional Information and to the incorporation by reference of our report, dated February 21, 2007, on the financial statements and financial highlights of Pioneer Tax-Free Income Fund included in the Annual Report to the Shareowners for the year ended December 31, 2006 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 53 to the Registration Statement (Form N-1A, No. 2-57653) of Pioneer Tax-Free Income Fund.

                                                           /s/ ERNST & YOUNG LLP
Boston, Massachusetts
April 24, 2007